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                                                                    EXHIBIT 12.1


                           MIDAMERICAN ENERGY COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
             AND COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                  PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS
                                (IN THOUSANDS)
                                  (UNAUDITED)




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                                       NINE MONTHS                          TWELVE MONTHS ENDED DECEMBER 31,
                                          ENDED        --------------------------------------------------------------------------
                                    SEPTEMBER 30, 2003      2002           2001           2000           1999           1998
                                   ------------------- -------------- -------------- -------------- -------------- --------------
Income from continuing
 operations ......................     $  156,129        $  175,821     $  152,778     $  165,456     $  127,331     $  115,593
                                       ----------        ----------     ----------     ----------     ----------     ----------
Add (Deduct):
Total income taxes ...............        121,945           120,230        112,452        110,461         88,453         76,042
Interest on long-term debt .......         54,441            71,401         60,880         61,120         65,649         70,193
Other interest charges ...........          2,867             3,412          8,401          9,056         11,249         14,128
Preferred stock dividends of
 subsidiary trust ................             --             1,574          7,980          7,980          7,980          7,980
Interest on leases ...............            267               201            137            154            176            212
                                       ----------        ----------     ----------     ----------     ----------     ----------
                                          179,520           196,818        189,850        188,771        173,507        168,555
                                       ----------        ----------     ----------     ----------     ----------     ----------
 Earnings available for fixed
   charges .......................        335,649           372,639        342,628        354,227        300,838        284,148
                                       ----------        ----------     ----------     ----------     ----------     ----------
Fixed Charges:
Interest on long-term debt .......         54,441            71,401         60,880         61,120         65,649         70,193
Other interest charges ...........          2,867             3,412          8,401          9,056         11,249         14,128
Preferred stock dividends of
 subsidiary trust ................             --             1,574          7,980          7,980          7,980          7,980
Interest on leases ...............            267               201            137            154            176            212
                                       ----------        ----------     ----------     ----------     ----------     ----------
 Total fixed charges .............         57,575            76,588         77,398         78,310         85,054         92,513
                                       ----------        ----------     ----------     ----------     ----------     ----------
Ratio of earnings to fixed
 charges .........................           5.83              4.87           4.43           4.52           3.54           3.07
                                       ==========        ==========     ==========     ==========     ==========     ==========
Preferred stock dividends ........     $    1,091        $    2,933     $    4,544     $    4,955     $    4,955     $    4,952
Ratio of net income before
 income taxes to net income ......         1.7811            1.6838         1.7360         1.6676         1.6947         1.6578
                                       -----------       -----------    -----------    -----------    -----------    -----------
Preferred stock dividend
 requirements before income
 tax .............................          1,943             4,939          7,888          8,263          8,397          8,209
                                       -----------       -----------    -----------    -----------    -----------    -----------
Fixed charges plus preferred
 stock dividend requirements .....         59,518            81,527         85,286         86,573         93,451        100,722
                                       -----------       -----------    -----------    -----------    -----------    -----------
Ratio of earnings to fixed
 charges plus preferred stock
 dividend requirements
 (pre-income tax basis) ..........           5.64              4.57           4.02           4.09           3.22           2.82
                                       ===========       ===========    ===========    ===========    ===========    ===========
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